Exhibit 99.1

Motus GI Announces Positive Topline Data From EU Study of the Pure-Vu System

in Hard-to-Prepare Patients Presented at Digestive Disease Week 2022

- The Pure-Vu system improved the adequate cleansing rate more than 200% to 97.7% in patients with a history of poor bowel preparation

FORT LAUDERDALE, FL, May 24, 2022 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today positive topline data from an investigator initiated EU study that show the Pure-Vu system provides adequate cleaning in patients with a history of poor bowel preparation. These data were presented in a poster during Digestive Disease Week 2022.

“We are pleased to report that topline data from the EU study show our Pure-Vu Gen2 system was able to improve the adequate cleansing rate from 31.8% to 97.7% in patients with a history of poor bowel preparation. By allowing physicians to achieve adequate cleaning, and therefore proper visualization in these difficult to prep patients, they can avoid cancelled or incomplete procedures that may need to be rescheduled, which places stress on the patient and the healthcare system,” commented Tim Moran, Chief Executive Officer of Motus. “Based on these data, we see a path forward for physicians to adopt a broad plan when scheduling colonoscopies for hard-to-prepare patients that includes having the Pure-Vu system at-the-ready. In addition, we believe that the enhancements provided by our recently launched Pure-Vu EVS system further incentivize physicians to adopt this technology to save time and costs.”

The EU study evaluated the safety and efficacy of the Pure-Vu Gen2 system in patients with a history of poor bowel preparation in the last two years and undergoing outpatient screening or surveillance colonoscopy. Patients were prescribed a low volume preparation consisting of 300mL (10.1 oz) split dose sodium picosulfate/magnesium citrate + 2-day low fiber diet, liquid diet upon starting bowel prep along with additional intraprocedural cleansing with the Pure-Vu System. The primary outcome for the study was the percentage of adequately prepared patients as measured by the Boston Bowel Preparation Scale (BBPS) score per segment. The secondary outcomes included cecal intubation rate (CIR), procedure times, and safety.

Results from the study show that the adequate prep rate reached 97.7% in this difficult patient population. The average procedure time was 28.1 minutes, including a mean of 6.6 minutes for cleaning. The study concluded that the Pure-Vu system provides adequate cleaning in patient with a history of poor bowel preparation. In addition, the Pure-Vu system might prevent repeat colonoscopies and clinical admissions for intensified bowel preparation. Since these patients often have a complicated anatomy (scarring after surgery, diverticulosis, etc.), adequate patient selection is advised to avoid incomplete procedures.

The poster titled “An Intracolonoscopy Bowel Cleansing System For Hard-to-Prepare Patients - a Prospective Multicenter Study (Poster #: Tu1012)” was presented by Milou L.M. van Riswijk, MD, PhD candidate gastroenterology and hepatology, during the Clinical Practice IV session at DDW from 12:30 PM to 1:30 PM on Tuesday, May 24, 2022. The poster is available on the publications section of the Motus GI website at (click here).

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com